[LETTERHEAD OF CITY OF LONDON]


                                                                    May 18, 2005

Board of Directors
The Korea Fund, Inc.
c/o Deutsche Investment Management Americas Inc.
345 Park Avenue
New York, NY 10154
Attn:  Robert Callander, Chairman


Dear Bob:

We continue to believe that the election of the independent nominees represents the best means for the shareholders to obtain representatives on the board of The Korea Fund, Inc. (the "Fund") who will be committed to good corporate governance and take meaningful actions designed to cause the Fund to seek to maximize value on behalf of all of the Fund's shareholders.

Consistent with the above, we have identified and would like to suggest to the board the nomination of two candidates, Timothy Roy Henry Kimber and Donald William Henry McCowen, for your consideration. Both have extensive experience in the Asian and Korean markets and the closed-end fund industry.

The nominees are completely independent from City of London, will not receive any compensation from City of London for their services as a director of the Fund, do not have an equity interest in City of London, and are being suggested to be nominated to serve the interests of all of the shareholders.

The following table sets forth certain information regarding the nominees. This information has been furnished to City of London by the nominees.

NAME, AND PRINCIPAL  PRINCIPAL OCCUPATION AND          DIRECTORSHIPS
BUSINESS ADDRESS     BUSINESS EXPERIENCE DURING
                     THE LAST FIVE  YEARS;

Timothy Roy          Financial Consultant, Company     Adam & Company Investment
Henry Kimber         Directory (Kimber & Associates)   Management Ltd.

                                                       Border Asset Management

                                                       Exeter Selective Assets
                                                       Investment Trust plc

                                                       Kimber & Associates

                                                       New Zealand Investment
                                                       Trust plc

                                                       Noble Group Ltd.

Donald William       Managing Director and Owner       None.
Henry McCowen        (Metamora Multi Managers LLC)


We trust that you and the board will give these candidates your due consideration.

                                           Very truly yours,

                                           /s/ Barry M. Olliff

                                           Barry M. Olliff
                                           Director, City of London Investment
                                           Group PLC